Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS AGREEMENT, signed as of April 29, 2022 and effective as of May 6, 2022 (this “Agreement”) is made by and between Perimeter Solutions, SA, a public company limited by shares duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 256.548 (the “Parent”), Perimeter Solutions LP, a Delaware limited partnership (the “Company”), and Jeffrey Emery (the “Executive”).

RECITALS:

WHEREAS, the Company desires to retain the services and employment of the Executive, and the Executive desires to provide his or her services to and be employed by the Company, in each case subject to and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.Certain Definitions.
(a)“Affiliates” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company.
(b)“Annual Base Salary” shall have the meaning set forth in Section 4(a).
(c)“Board” shall mean the Board of Directors of the Parent.
(d)“Business” shall mean the business of serving as a global solutions provider for the fire safety and oil additives industries and any other business or operations conducted and operated by the Company and/or any of its Affiliates during the Term.
(e)“Cause” shall mean either of the following: (i) the repeated failure by the Executive, after written notice from the Board, substantially to perform his or her material duties and responsibilities as an officer or employee or director of the Company or any of its Affiliates, as applicable (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), or (ii) any willful misconduct by the Executive that has the effect of materially injuring the Business, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its Affiliates.
(f)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as may be amended from time to time.
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a Section of the Code includes all rulings, regulations, notices, announcements, decisions, orders and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or any court of competent jurisdiction that are lawful and pertinent to the interpretation, application or effectiveness of such Section.
(h)“Company” shall have the meaning set forth in the preamble hereto.

(i)“Compensation Committee” shall mean the Compensation Committee of the Board whose members shall be appointed by the Board from time to time.
(j)“Competitor” shall mean any corporation, partnership, firm, proprietorship or other business organization that engages in any Competitive Activity.
(k)“Competitive Activities” shall mean any activity or service that competes with the Business; provided that it shall not include the passive ownership of securities of entities which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed two percent (2%) of the outstanding shares of any such entity.
(l)“Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his or her death, the date of his or her death, and (ii) if the Executive’s employment is terminated pursuant to Sections 5(a)(ii) - (vi), the date specified in the Notice of Termination.
(m)“Disability” shall mean the Executive’s absence from employment with the Company due to: (i) his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, with a very high degree of medical certainty, can be expected to result in death or to last for a continuous period of not less than twelve months; or (ii) such medically determinable physical or mental impairment, which, with a high degree of medical certainty, can be expected to result in death or to last for a continuous period of not less than twelve months, and for which the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.
(n)“Effective Date” shall mean the date of this Agreement.
(o)“Equity Compensation Agreements” shall mean any written agreements between the Parent and the Executive pursuant to which the Executive holds or is granted any equity incentive awards, including, without limitation, agreements evidencing options granted under any equity incentive plan adopted or maintained by the Parent for Company employees generally, and any management deferred compensation or similar plans of the Parent.
(p)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(q)“Executive” shall have the meaning set forth in the preamble hereto.
(r)“Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in the Executive’s title, duties or responsibilities without Cause and without his or her prior written consent, (ii) a reduction of the Executive’s base salary or target annual bonus opportunity or a reduction in other benefits or perquisites that is material in the aggregate (except where such reduction is in connection with a diminution in role for Cause), without his or her prior written consent, (iv) any relocation of more than forty (40) miles of Executive’s primary work place as of the Effective Date without his or her prior written consent, or (iv) any material breach of (x) this Agreement by the Company, or (y) the Equity Compensation Agreements by the Parent.
(s)“Notice of Termination” shall have the meaning set forth in Section 5(b).
(t)“Payment Period” shall have the meaning set forth in Section 6(b).
(u)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(v)“Restricted Territory” shall mean anywhere in the world where the Company (directly or indirectly through any of its Affiliates) conducts its Business during the Term.
(w)“Specified Employee” shall have the meaning set forth in Code Section 409A.
(x)“Term” shall have the meaning set forth in Section 2.

2.Employment. The Company shall employ the Executive, for the period set forth in this Section 2, in the position(s) set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated pursuant to Section 5.
3.Position and Duties. During the Term, the Executive shall serve as President Global Fire Safety of the Company and any reasonably corresponding officer position of the Parent to the extent appointed by the Board, in each case with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Executive Officer or the Board or the board of directors of the Company. During the Term, the Executive shall devote substantially all his or her working time and efforts to the business and affairs of the Company and its Affiliates; provided, that it shall not be considered a violation of the foregoing for the Executive to (i) with the prior consent of the Board (which consent shall not unreasonably be withheld), serve on corporate, industry, civic or charitable boards or committees, and (ii) manage his or her personal investments, so long as none of such activities significantly interferes with the Executive’s duties hereunder.
4.Compensation and Related Matters.
(a)Annual Base Salary. During the Term (commencing as of the first pay period following the Effective Date), the Executive shall receive a base salary at a rate of $315,000 per annum, payable in accordance with the Company’s normal payroll practices, which shall be reviewed by the Compensation Committee annually and may be increased, but not decreased, upon such review (the “Annual Base Salary”).
(b)Bonus. For each fiscal year during the Term, the Executive shall be eligible to participate in any annual cash bonus plan of the Company or Parent, as applicable, in effect from time to time. The Executive’s target bonus for fiscal year 2022 and thereafter will be 50% of the Executive’s Annual Base Salary and may be pro rated based on time in position.
(c)Long Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the 2021 Equity Incentive Plan or any other equity incentive plan adopted by the Parent.
(d)Benefits. During the Term, the Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company or Parent, as applicable, now (or, to the extent determined by the Board or Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company or Parent generally, as applicable, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company or Parent to amend, modify or terminate such plans).
(e)Expenses. Pursuant to any customary policies of the Company in force at the time of payment, the Executive shall be reimbursed for all expenses properly incurred by the Executive on the Company’s behalf in the performance of the Executive’s duties hereunder.
(f)Vacation. The Executive shall be entitled to an amount of annual vacation days, and to compensation in respect of earned but unused vacation days, in an amount not less than twenty (20)

days (not including paid holidays) or such higher amount in accordance with the Company’s vacation policy as in effect from time to time applicable to senior officers of the Company or Parent generally.
5.Termination.
(a)The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances and in accordance with subsection (b):
(i)Death. The Executive’s employment hereunder shall terminate upon his or her death.
(ii)Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within such 30-day period the Executive shall not have returned to full-time performance of his or her duties. The Executive shall continue to receive his or her Annual Base Salary until the 90th day following the date of the Notice of Termination.
(iii)Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause.
(iv)Resignation for Good Reason. The Executive may terminate his or her employment hereunder for Good Reason.
(v)Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause.
(vi)Resignation without Good Reason. The Executive may resign his or her employment hereunder without Good Reason.
(b)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Chief Executive Officer of the Company or the Executive to the other indicating the specific termination provision in this Agreement relied upon (and, in the case of Resignation for Good Reason, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under Section 5(a)(iv)), and specifying a Date of Termination which, in the case of Resignation for Good Reason or Resignation without Good Reason pursuant to Section 5(a)(iv) or 5(a)(vi), respectively, shall be at least 90 days following the date of such notice (a “Notice of Termination”). In the event of the Executive’s Resignation for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 30 days following the receipt of the Notice of Termination, and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 30 day period. The Executive shall continue to receive his or her Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.
6.Severance Payments.
(a)Termination for any Reason. In the event the Executive’s employment with the Company is terminated for any reason, the Company shall pay the Executive (or his or her beneficiary in the event of his or her death) any unpaid Annual Base Salary that has accrued as of the Date of

Termination, any unreimbursed expenses due to the Executive in accordance with the Company’s expense reimbursement policy and an amount equal to compensation for accrued but unused sick days and vacation days. The Company shall permit the Executive to elect to continue health plan coverage in accordance with the requirements of applicable law (e.g., COBRA coverage), at the applicable monthly cost charged for such coverage (the “Monthly COBRA Coverage Continuation Rate”). The Company may require the Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Executive’s COBRA coverage may be terminable in accordance with applicable law. The Executive shall also be entitled to accrued, vested benefits under the Company’s benefit plans and programs as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein.
(b)Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Sections 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Sections 6(c) and (d) and the restrictions contained herein, and in the case of Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or Disability (pursuant to Section 5(a)(ii)), subject to the Executive’s execution and non- revocation of a release in in the form attached hereto as Exhibit A (the “Release”) no later than thirty (30) days following the Date of Termination, the Company shall pay to the Executive (or his or her beneficiary in the event of his or her death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement the Severance Amount is equal to the sum of:
(i)1.25 times the Executive’s Annual Base Salary,
(ii)1.0 times the Executive’s target bonus for the fiscal year in which the Date of Termination falls, determined in accordance with Section 4(b); and
(iii)15.0 times the difference of (A) the Monthly COBRA Continuation Coverage Rate determined as of the Date of Termination for the Executive’s applicable health and welfare plan coverages as in effect on such date, less (B) the monthly cost to Executive that is being charged for such coverage as of the Date of Termination.
The Severance Amount as so determined shall be payable to the Executive (or his or her beneficiary) in substantially equal installments over the 18-month period following the Date of Termination (the “Payment Period”) commencing no later than thirty (30) days following the execution and non-revocation of the Release, in accordance with the Company’s regular payroll practices. The first installment payment shall include all amounts that would have otherwise been paid to the Executive during the period beginning on the Date of Termination and ending on the first installment payment date. Notwithstanding the foregoing, in the event that the end of the thirty (30) day notice and revocation period for the Release would result in the first installment payment occurring in the taxable year following the year in which the Date of Termination occurs, the first installment payment shall be made in the taxable year following the year in which the Date of Termination occurs.
(c)Benefits Provided Upon Termination of Employment. If the Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Code Section 409A, the Executive shall nevertheless be entitled to receive all of the payments and benefits that the Executive is entitled to receive under this Agreement on account of his or her termination of employment. However, the payments and benefits that the Executive is entitled to under this Agreement shall not be provided to the Executive until such time as the Executive has incurred a “separation from services” within the meaning of Code Section 409A.
(d)Payments on Account of Termination to a Specified Employee. Notwithstanding the foregoing provisions of Sections 6(a) or 6(b), in the event that the Executive is determined to be a Specified Employee at the time of his or her termination of employment under this Agreement (or, if later, his or her “separation from service” under Code Section 409A), to the extent that a payment, reimbursement or benefit under Section 6(b) is considered to provide for a “deferral of compensation” (as determined under Code Section 409A), then such payment, reimbursement or benefit shall not be paid or provided until six months after the Executive’s separation from service, or his or her death, whichever occurs first. Any payments, reimbursements or benefits that are withheld under this provision for the first six months shall be payable in a lump sum on the 181st day after such termination of employment (or, if later, separation from service). The restrictions in this Section 6(d) shall be interpreted and applied solely to the minimum extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). Accordingly, payments, benefits or reimbursements under Section 6(b) or any other part of this Agreement may nevertheless be provided to Executive with the six-month period following the date of Executive’s termination of employment under this Agreement (or, if later, his or her “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursements or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e., payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the Treasury Regulations), or (ii) described in Treasury Regulation Section 1.409A-1(b)(4) (i.e., payments which are treated as short-term deferrals within the meaning of the Treasury Regulations), or (iii) benefits described in Treasury Regulations Section 1.409A-1(b)(9)(v) (e.g. health care benefits).
(e)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 6(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made in accordance with Section 409A of the Code and the following: (x) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (y) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. Any determination required under this Section 6(e), including whether any payments or benefits are Parachute Payments, shall be made by the Company in its sole discretion. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 6(e). The Company's determination shall be final and binding on the Executive.
7.Competition; Non-solicitation.
(a)During the Term and, following any termination of Executive’s employment, for a period equal to (i) the Payment Period, in the case of a termination of employment for which payments are made pursuant to Section 6(b) hereof, or (ii) 24 months from the date of such termination in the event of a voluntary termination of employment by the Executive without Good Reason, or a termination by the Company for Cause, the Executive shall not, and shall cause each of his or her affiliates not to, anywhere in the Restricted Territory, directly or indirectly engage in any Competitive Activities. The Executive acknowledges that the Company and/or its Affiliates conducted its Business throughout the Restricted Territory and the Executive provided services to the Company and/or its Affiliates throughout the Restricted Territory. The Executive shall be deemed to be engaged in Competitive Activities if such Restricted Party or any of his or her affiliates (i) serves as a shareholder, owner, officer, director, member, manager, trustee or partner of, or consults with, advises or assists in any way, whether or not for consideration, any Competitor; or (ii) endorses the services of any Competitor, solicits customers, provides or otherwise serves as an intermediary for any such Competitor or loans money or renders any other form of financial assistance to any such Competitor.
(b)During the Term and for a period of two (2) years following any termination of the Executive’s employment, the Executive shall not, and shall cause each of his or her affiliates not to, directly or indirectly: (i) solicit or transact any business with, or assist any third party in soliciting or transacting any business with, any Persons who are, or were in the past twelve (12) months, customers or suppliers of the Business; (ii) cause any customers or suppliers referred to in clause (i) to cease doing business with or to terminate its business relationship with the Company or any of its Affiliates; or (iii) solicit for employment or hire any employees of the Company or any of its Affiliates, unless such employee’s employment has been terminated by the Parent or any of its affiliates, as the case may be, at least six (6) months before any such solicitation or hiring.
(c)In the event a court of competent jurisdiction determines that the provisions in this Section 7 are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this Section 7 shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid.
8.Nondisclosure of Proprietary Information.
(a)Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company and its Affiliates, including, without limitation, information with respect to their operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this Section 8, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company and its Affiliates (and any of their successors or assignees).
(b)Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products or processes of the Company and any of its Affiliates and/or which contain proprietary information or trade secrets.
(c)The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.
9.Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 may cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief.
10.Whistleblower Protection.
(a)Nothing in this Agreement or any other agreement between the parties or any policy of the Company or any of its Affiliates shall prohibit or restrict any party or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self- regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement among the parties or any policy of the Company or any of its Affiliates prohibits or restricts the any such party from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.
(b)Pursuant to 18 U.S.C. § 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its Affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the parties or any policy of the Company or any of its Affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

11.Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.
12.Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, Parent, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. For the avoidance of doubt, in the event of any change of control, all terms of this Agreement shall remain binding upon the successor and the Executive, with the exception of any amendments agreed upon in writing by the Executive and the Chief Executive Officer.
13.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of Delaware.
14.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.Notices. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:
(a) If to the Company or Parent, to:
Perimeter Solutions LP
8000 Maryland Ave, Suite 350, Clayton, MO 63105
Attn: General Counsel
Noriko.Yokozuka@perimeter-solutions.com
(b)If to the Executive, to him or her at the address set forth below under his or her signature; or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 14.
16.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be electronic signatures (e.g., DocuSign) or copies on portable document format (.pdf) rather than originals, and in each case shall be fully effective as though all signatures were originals on the same copy.
17.Entire Agreement; Prior Employment Agreement. The terms of this Agreement, together with the Equity Compensation Agreements, are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, and the aforementioned contemporaneous documents, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
18.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chief Executive Officer. By an instrument in writing similarly executed, the Executive or the Company or Parent may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
19.No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
20.Arbitration. Except as expressly provided elsewhere in this Agreement, any dispute arising out of, relating to, or having any connection with, this Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination, and any tort or other extra-contractual or statutory claims arising out of or relating to its negotiation, execution or performance, shall be exclusively and finally settled by arbitration in accordance with the Rules of the International Court of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one or more arbitrators appointed in accordance with the ICC Rules; provided, however, that nothing in this Section 20 shall prohibit: (i) a party from instituting litigation to enforce any final award in any court of competent jurisdiction; or (ii) the Company from seeking a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. The seat of the arbitration shall be in St. Louis, Missouri. The language of the arbitration shall be English. The parties undertake to carry out any award of the tribunal without delay, and waive their right to refer any question of law and any right of appeal on the law or merits to a court of law or other judicial authority, insofar as such waiver may be validly made. The parties agree that an arbitral tribunal appointed under this Agreement may exercise jurisdiction with respect to this Agreement and any amendments or exhibits or schedules hereto (except as otherwise expressly provided therein), and that any disputes involving more than one of such agreements, exhibits or schedules shall proceed as a consolidated arbitration in accordance with Article 10 of the ICC Rules. The arbitrator selected pursuant to this Section 20 shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration and, if the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration and the enforcement of its rights under this Agreement.
21.Indemnification and Insurance; Legal Expenses. During the Term and so long as the Executive has not breached any of his or her obligations set forth in Sections 7 and 8, the Company and Parent shall indemnify the Executive to the fullest extent permitted by the laws of Delaware and Luxembourg, respectively, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and Executive shall be entitled to the protection of any insurance policies the Company and/or Parent shall maintain generally for the benefit of their respective directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his or her being or having been a director, officer or employee of the Company or any of its Affiliates or his or her serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company and/or Parent will maintain during the Term for the benefit of the Executive (in his or her capacity as an officer and/or director of the Company and Parent, as applicable) Directors and Officers Insurance providing customary benefits to the Executive.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PERIMETER SOLUTIONS S.A.

By:	/s/ Edward Goldberg
Name:	Edward Goldberg
Title:	Chief Executive Officer and Director

PERIMETER SOLUTIONS LP

By:	/s/ Nori Yokozuka
Name:	Nori Yokozuka
Title:	General Counsel

EXECUTIVE

By:	/s/ Jeffrey Emery
Name:	Jeffery Emery

Exhibit A
Form of Release

GENERAL RELEASE

I, [ ], in consideration of and subject to the performance by Perimeter Solutions LP, a Delaware limited partnership (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of [ ], 2022 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, Perimeter Solutions, SA, a public company limited by shares duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg (“Parent”), and their respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company, Parent and their respective affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
Section 1. My employment or service with the Company and its affiliates terminated as of
[ ], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company, Parent or their affiliates (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Section 6 of the Agreement (other than the accrued obligations described in Section 6(a) (the “Accrued Obligations”)) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 6 of the Agreement (other than the Accrued Obligations) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
Section 2. Except as provided in Sections 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with or service for, or my separation or termination from, the Company, Parent or their affiliates (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company, Parent or their affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
Section 3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

Section 4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
Section 5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding, including with the Equal Employment Opportunity Commission (“EEOC”); provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such EEOC charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Obligations or any severance benefits to which I am entitled under the Agreement or (ii) any claim relating to any right of indemnification under the Company’s organizational documents or otherwise.
Section 6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in Section 2 above as of the execution of this General Release.
Section 7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
Section 8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.
Section 9. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
Section 10. I represent and warrant that I have returned all property of the Company and its affiliates, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other property of the Company or its affiliates in my possession. I further represent and warrant that I no longer have access to and do no claim ownership of any cloud storage or social media accounts of the Company or any of its affiliates.
Section 11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

Section 12. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)I HAVE READ IT CAREFULLY;
(b)I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(c)I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(d)I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(e)I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;
(f)I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(g)I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(h)I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: _______________________________	DATED: ___________________